Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Avalon GloboCare Corp. (the “Company”) on Form S-8 of our report dated March 26, 2019 with respect to our audit of the consolidated financial statements of the Company as of December 31, 2018, and for the year ended December 31, 2018, which is included in the December 31, 2019 Annual Report on Form 10-K of the Company filed with the Securities and Exchange Commission. Our report included an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

/s/ RBSM LLP

New York, NY

December 7, 2020